FREE WRITING PROSPECTUS DATED AUGUST 3, 2006	Filed Pursuant to Rule 433 Registration No. 333-127544

CNA FINANCIAL CORPORATION

$400,000,000

5-YEAR SENIOR NOTES

FINAL TERMS AND CONDITIONS:

Issuer:	CNA Financial Corporation

Ranking:	Senior

Ratings:	Baa3/BBB-/BBB- (Stable/Negative/Stable) (Moody’s / S&P / Fitch)

Trade Date:	August 3, 2006

Settlement Date:	August 8, 2006 (T+3 days)

Maturity:	August 15, 2011

Par Amount:	$400,000,000

Treasury Benchmark:	UST 4.875% due 7/11

Treasury Yield:	4.911%

Re-offer Spread vs. Treasury	+120 bp

Yield to Maturity:	6.111%

Semi-Annual Coupon:	6.00%

Public Offering Price:	99.525%

Make-Whole Call	+20 bp

All-in-Yield:	6.252%

Interest Payment Dates:	Semi-annually on the 15th of each February and August

First Coupon:	February 15th, 2007

Day Count:	30/360

Minimum Denomination / Multiples:	$2,000 / $1,000

Joint Bookrunners: (50% each)	Citigroup Lehman Brothers

$350,000,000

10 Year Senior Notes

Final Terms and Conditions

Issuer:	CNA Financial Corporation

Ranking:	Senior

Ratings:	Baa3 / BBB- / BBB- (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	August 3, 2006

Settlement Date:	August 8, 2006 (T + 3 days)

Maturity:	August 15, 2016

Par Amount:	$350,000,000

Treasury Benchmark:	UST 5.125% due 5/16

Treasury Yield:	4.973%

Re-offer Spread vs. Treasury:	+160 bp

Yield-to-Maturity:	6.573%

Semi-Annual Coupon:	6.500%

Public Offering Price:	99.468%

Make-Whole Call	+25 bp

All-in Yield:	6.663%

Interest Payment Dates:	Semi-Annually on the 15th of each February and August

First Coupon:	February 15th, 2007

Day Count:	30/360

Minimum Denominations/Multiples:	$2,000 / $1,000

Joint Bookrunners (50% each):	Citigroup Lehman Brothers

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Citigroup Corporate & Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York, 11220, Attention: Prospectus Department; telephone: 1-877-858-5407 or Lehman Brothers Inc. at 745 Seventh Avenue, New York, New York 10019; telephone: 1-888-603-5847.